UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 8, 2024

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Lindle Road	Harrisburg,	Pennsylvania	17111
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(717)	532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ORRF	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers
(e) Salary Continuation Arrangements
On July 8, 2024, Orrstown Bank (the “Bank”), the wholly-owned subsidiary of Orrstown Financial Services, Inc. (the “Company”), entered into (1) a Salary Continuation Agreement dated as of July 8, 2024 with Craig L. Kauffman, Executive Vice President and Chief Operating Officer of the Company and the Bank (the “Salary Continuation Agreement”) and (2) a Second Amendment to the Salary Continuation Agreement dated as of July 8, 2024 with Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank (the “Amendment”). The purpose of these agreements is to provide an incentive to such persons to continue in the employ of the Bank.
Salary Continuation Agreement with Mr. Kauffman.
The Salary Continuation Agreement provides Mr. Kauffman with certain specified benefits payable in monthly installments over a 15 year period beginning the month following Mr. Kauffman’s separation from service upon or after he reaches normal retirement age (age 65), the month following his reaching normal retirement age in the cases of early termination and change in control, or the month after Mr. Kauffman’s disability. The annual amount of Mr. Kauffman’s normal retirement benefit under the Salary Continuation Agreement is $357,260. If separation from service occurs after normal retirement age, for each full month between normal retirement age and separation from service, up to a maximum of sixty (60) months, this annual benefit shall be increased by .3274%.
In the event of an early termination separation from service or Mr. Kauffman’s disability prior to normal retirement age, the annual amount of the benefit under the Salary Continuation Agreement will be less than the annual amount of the normal retirement benefit of $357,260, as specified on Schedule A to the Salary Continuation Agreement. In the event of a separation from service prior to normal retirement age and within 24 months after a change in control, the annual amount of the benefit will be the amount of the normal retirement benefit of $357,260.
In the event of Mr. Kauffman’s death while in active service, his beneficiary will be entitled to receive the normal retirement benefit, in the annual amount of $357,260, payable in monthly installments over a 15-year period commencing the month following Mr. Kauffman’s death. In the event of Mr. Kauffman’s death after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to his beneficiary at the same time and in the same amounts as would have been distributed to him had he survived.
Benefits under the Salary Continuation Agreement will be forfeited by Mr. Kauffman if his employment is terminated for cause; if he commits suicide within two years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by Mr. Kauffman on an application for life insurance or for any other reason; if Mr. Kauffman is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or if Mr. Kauffman competes with the Company or the Bank in violation of the restrictive covenants set forth in his Salary Continuation Agreement.
The Bank has purchased a whole life insurance policy where Mr. Kauffman is the insured and the Bank is the death beneficiary. During Mr. Kauffman’s employment, the Bank will earn income on the life insurance policy.
The foregoing description of the Salary Continuation Agreement does not purport to be complete and is qualified in its entirety by reference to the Salary Continuation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Second Amendment to Salary Continuation Agreement with Mr. Quinn.
The Amendment amends the Salary Continuation Agreement with Mr. Quinn adopted December 22, 2009, as amended, to increase the annual benefit payable to Mr. Quinn upon separation of service or death from $400,000 by .3274% per month for each full month between normal retirement age (age 65) and separation from service or death, in each case up to a maximum of sixty (60) months. Mr. Quinn reached age 65 on April 25, 2024.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Salary Continuation Agreement, dated as of July 8, 2024, by and among Orrstown Financial Services, Inc., Orrstown Bank and Craig L. Kauffman

10.2	Second Amendment to Salary Continuation Agreement, dated as of July 8, 2024, by and among Orrstown Financial Services, Inc., Orrstown Bank and Thomas R. Quinn, Jr.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.

Date: July 11, 2024	By:	/s/ Neelesh Kalani
Neelesh Kalani Executive Vice President and Chief Financial Officer (Duly Authorized Representative)